Exhibit 4 (b)

FEE WAIVER AND EXPENSE REIMBURSEMENT AGREEMENT

This FEE WAIVER AND EXPENSE REIMBURSEMENT AGREEMENT (the “Fee Waiver and Expense Reimbursement Agreement”) is dated as of September 29, 2006, by and between BlackRock Advisors, LLC (the “Advisor” or “BlackRock Advisors”) and Managed Account Series (the “Trust”) on behalf of each of the series listed on Schedule A (each, a “Fund”).

WHEREAS, the Advisor has entered into an investment management agreement (the “Management Agreement”) with the Trust, on behalf of each Fund whereby the Advisor provides certain investment advisory and management services to the Trust;

WHEREAS, shares of each Fund may be purchased and held only by or on behalf of separately managed account clients who have retained the Advisor or certain of its affiliates to manage their accounts pursuant to an investment management agreement with the Advisor and/or a managed account program sponsor;

WHEREAS, the Advisor desires to waive all of its fees payable by each Fund for services provided under the Management Agreement;

WHEREAS, the Advisor desires to pay or reimburse all expenses of each Fund, other than extraordinary expenses;

WHEREAS, the Advisor understands and intends that the Trust and each Fund will rely on this Fee Waiver and Expense Reimbursement Agreement in preparing post-effective amendments to the Trust’s registration statement on Form N-1A and in accruing the expenses of the Trust and each Fund for purposes of calculating net asset value and for other purposes, and expressly permits the Trust and each Fund to do so; and

WHEREAS, the shareholders of each Fund will benefit from the ongoing waivers by incurring lower operating expenses than they would absent such waivers.

NOW, THEREFORE, the Advisor agrees to (i) waive its advisory fees under the Management Agreement and (ii) pay on behalf of each Fund, or reimburse each Fund for, all of its costs and expenses, including the respective Fund’s costs under the agreements listed on Schedule B, as applicable, other than extraordinary expenses.

This contractual fee waiver and expense reimbursement shall be effective for as long as shares of each Fund may be purchased and held only by or on behalf of separately managed account clients who have retained the Advisor to manage their accounts pursuant to an investment management agreement with the Advisor and/or a managed account program sponsor.

IN WITNESS WHEREOF, the Advisor and the Trust have agreed to this Fee Waiver and Expense Reimbursement Agreement as of the day and year first above written.

MANAGED ACCOUNT SERIES

By:
Name:	Donald C. Burke
Title:	Vice President & Treasurer

BLACKROCK ADVISORS, LLC

By:
Name:	Donald C. Burke
Title:	Managing Director

Schedule A

Series of Managed Account Series

U.S. Mortgage Portfolio

High Income Portfolio

Global SmallCap Portfolio

Mid Cap Value Opportunities Portfolio

Schedule B

Trust Agreements Subject to Fee Waiver and Expense Reimbursement Agreement

Investment Management Agreement dated, September 29, 2006, by and between Managed Account Series, on behalf of each of its series, and BlackRock Advisors, LLC.

Unified Transfer Agency Agreement, Dividend Disbursing Agency and Shareholder Servicing Agency Agreement, dated January 14, 2005, by and between each of the registered investment companies executing the Agreement, on behalf of itself and each of its respective series, and Financial Data Services, Inc.

Unified Distribution Agreement, dated July 10, 2000, by and between each of the investment companies listed on Exhibit A, attached to the Unified Distribution Agreement, as such Exhibit may be amended from time to time, severally and not jointly, and FAM Distributors, Inc.

Administrative Services Agreement, dated December 29, 2000, by and among State Street Bank and Trust Company and each entity listed on Schedule 1 to the Agreement, together with any entity which may from time to time become party to the Administrative Services Agreement by execution of an Instrument of Accession substantially in the form attached as Exhibit 1 to the Administrative Services Agreement.

Custodian Agreement, dated October 26, 2001, by and between each of the investment companies listed on Schedule A, as the same may be amended from time to time, and Brown Brothers Harriman & Co.

Custodian Agreement, dated September 21, 2001, by and between each of the investment companies listed on Schedule A to the Agreement, as the same may be amended from time to time, and State Street Bank and Trust Company.